                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            Consumers Water Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            Consumers Water Company
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                            CONSUMERS WATER COMPANY
                               THREE CANAL PLAZA
                             PORTLAND, MAINE 04101

March 29, 1996

Dear Shareholder:

     On behalf of the Board of Directors and the management of Consumers Water Company, it is a pleasure to invite you to the 1996 Annual Meeting of our Company. This year's meeting is being held at 11:00 AM, May 1, 1996, at the Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine.

     Refreshments will be served after the meeting, at which time you will be able to meet with Company management and board members as well as with other shareholders. We look forward to seeing you at the Annual Meeting to hear any questions, comments or suggestions you might have about the Company.

     It is important that your shares be represented at the meeting. Please sign, date and return the enclosed proxy card as soon as possible.

     If you plan to attend, please check the appropriate box on the face of the proxy card in order that we may anticipate how many shareholders will attend. Your continuing interest in Consumers is appreciated.

Sincerely,

/s/ Peter L. Haynes

PETER L. HAYNES
President

                            CONSUMERS WATER COMPANY
                               THREE CANAL PLAZA
                             PORTLAND, MAINE 04101
                         ------------------------------

                            NOTICE OF ANNUAL MEETING

     Notice is hereby given that the Annual Meeting of the shareholders of Consumers Water Company will be held at the Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine, on Wednesday, May 1, 1996, at 11:00 a.m. local time for the following purposes:

     1. To hear the report of Management on the condition of the Company;

     2. To elect Directors for the ensuing year;

     3. To consider and act upon a proposal to approve the Company's Senior Management Long Term Incentive Plan; and

     4. To consider and act upon any matters incidental to the foregoing and to transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 15, 1996, as the record date and time for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting.

     If you do not expect to be present at the meeting and wish your shares to be voted, please indicate your voting instructions on the enclosed proxy card and date, sign and return it promptly in the envelope provided.

     A copy of the Annual Report for the fiscal year ended December 31, 1995, is enclosed herewith.

                                          By Order of the Board of Directors

                                          BRIAN R. MULLANY
                                          Clerk

Portland, Maine
March 29, 1996

                             YOUR VOTE IS IMPORTANT

     YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY CARD, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, MAY AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

                            CONSUMERS WATER COMPANY
                               THREE CANAL PLAZA
                             PORTLAND, MAINE 04101
                         ------------------------------

                                PROXY STATEMENT

     This proxy statement and the accompanying form of proxy are planned to be mailed to shareholders on or about March 29, 1996.

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders on Wednesday, May 1, 1996.

     Only the holders of common shares, par value $1.00 per share, and the holders of Cumulative Preferred Stock, Series A, par value $100.00 per share, of record at the close of business on March 15, 1996, are entitled to notice of, and to vote at, the Annual Meeting. On that date the number of outstanding common shares entitled to vote was 8,569,165 and the number of outstanding shares of Cumulative Preferred Stock, Series A, entitled to vote was 10,542. Each share of each class is entitled to one vote. The shareholders of both classes will vote together as one class on all proposals to be presented at the Annual Meeting.

                       NOMINEES FOR ELECTION AS DIRECTORS

     Under the Company's Articles of Incorporation and bylaws, the number of Directors may be fixed at no less than five and no more than 17 and each serves until the next Annual Meeting of Shareholders and until a successor is elected and qualified. Pursuant to the bylaws of the Company, the Board of Directors has established the number of Directors to be elected at ten. The shareholders or the Board may, by subsequent resolution, increase the number of Directors, within the above limits, and elect additional Directors. It is intended to vote the proxies in favor of the election of the nominees listed below to serve until the next Annual Meeting and until their successors are elected and qualified. John W. L. White, who has been a Director since 1957 and who was previously Chairman of the Board, from 1981 to 1984, and President, from 1966 to 1981, of the Company, has reached the retirement age for Directors and has not been nominated for re-election as a Director. The following table sets forth the name and age of each of the Board's nominees for Director, the periods during which each nominee has served as a Director, a brief description of the principal occupation and business experience during the last five years of each nominee, all directorships of publicly-held companies presently held by each nominee, and certain other information. No nominee has any family relationship with any other nominee.

       NAME OF NOMINEE         AGE                   INFORMATION ABOUT NOMINEE
-----------------------------  ---     ------------------------------------------------------
Claudio Elia                   53      President of Anjou International Company, a subsidiary
                                       of, and holding company for certain of the U.S.
                                       investments of, Compagnie Generale des Eaux. See
                                       "Common Stock Ownership of Certain Beneficial Owners
                                       and Management" for description of the terms of the
                                       agreement pursuant to which Mr. Elia has been
                                       nominated. Mr. Elia is also Chairman of the Board and
                                       Chief Executive Officer of Air and Water Technologies
                                       Corporation and a director of Philadelphia Suburban
                                       Water Company. Mr. Elia has been a Director of the
                                       Company since 1990.

       NAME OF NOMINEE         AGE                   INFORMATION ABOUT NOMINEE
-----------------------------  ---     ------------------------------------------------------
David R. Hastings, II          71      Chairman of the Board of the Company; President,
                                       Hastings Law Office, P.A., attorneys. Mr. Hastings has
                                       been a Director since 1963.
Peter L. Haynes                56      President and Chief Executive Officer of the Company
                                       since 1992; formerly President of Quality Logistics
                                       Management, Inc., a logistics management company. Mr.
                                       Haynes has been a Director since 1992.
Jack S. Ketchum                65      Self-employed Financial Consultant. Mr. Ketchum has
                                       been a Director since 1978.
John E. Menario                60      Special Assistant to the President of Peoples Heritage
                                       Financial Group, Inc., a multi-bank holding company.
                                       Senior Executive Vice President and Chief Operating
                                       Officer of Peoples Heritage Financial Group, Inc.,
                                       from 1988 to 1996. Mr. Menario has been a Director
                                       since 1980.
Jane E. Newman                 50      Executive Vice President of Exeter Trust Company, a
                                       bank, since January, 1996. President of Coastal
                                       Broadcasting Corporation, owner of WZEA Radio,
                                       Hampton, New Hampshire, from 1991 to 1995. Ms. Newman
                                       is also a director of Perini Corp., NYNEX
                                       Telecommunications and Public Service Company of New
                                       Hampshire, and has been a Director of the Company
                                       since 1993.
John E. Palmer, Jr.            59      Chairman of the Board of Cape Shore, Inc., a
                                       manufacturer and wholesaler of stationery and
                                       handcrafted gifts. Mr. Palmer has been a Director
                                       since 1978.
Elaine D. Rosen                43      Executive Vice President, Product Center Group of UNUM
                                       Life Insurance Company of America, with responsibility
                                       for UNUM's group and individual insurance and annuity
                                       products. Ms. Rosen has been a Director since 1993.
William B. Russell             62      President, Chief Executive Officer and Treasurer of
                                       New England Cablevision of Massachusetts, Inc., an
                                       owner and operator of cable television properties,
                                       since 1994; real estate consultant from 1993 to 1994
                                       and President of Fifty Associates, a real estate
                                       investment firm prior to 1993. Mr. Russell has been a
                                       Director since 1970.
John H. Schiavi                55      President of Schiavi Enterprises, a holding company
                                       for entities involved in the ownership and operation
                                       of nursing homes and the ownership of real estate. Mr.
                                       Schiavi has been a Director since 1983.

     On September 14, 1994, the Penobscot Indian Nation filed a complaint in United States District Court naming, among others, the Company, certain subsidiaries of the Company and Mr. Schiavi as defendants. The suit arises out of the 1986 sale by Schiavi Homes, Inc., then a subsidiary of the Company, of its assets to a partnership including the Penobscot Indian Nation. Mr. Schiavi, as a Director of the Company, is a party to an Indemnification Agreement with the Company providing him with indemnification in connection with any suit or proceeding brought against him by reason of the fact that he is or was a Director of the Company. Under certain circumstances, Mr. Schiavi is entitled to receive an advance of expenses in connection with an indemnifiable claim. On October 25, 1995, the Company, its subsidiaries and Mr. Schiavi were granted summary judgment and the case was dismissed as to them. Pursuant to his Indemnification Agreement, Mr. Schiavi was reimbursed $45,006 during 1995 for indemnifiable expenses.

     In addition to an Executive Committee, the Board of Directors has established an Audit Committee, a Corporate Governance Committee (formerly known as the Compensation Committee) and a Retirement Committee. The Executive Committee, whose current members are Directors Haynes (Chairman), Elia, Hastings and Palmer, is authorized to exercise all of the powers of the Board of Directors, to the extent that such powers may be delegated legally, when the Board of Directors is not in session. During 1995, there were nine meetings of the Board of Directors, one meeting of the Executive Committee, two meetings of the Audit Committee, five meetings of the Corporate Governance Committee and one meeting of the Retirement Committee. All Directors other than Mr. Schiavi attended more than 75% of all Board and appropriate committee meetings.

     The Audit Committee reviews with the auditors the scope and results of the audit, Company and subsidiary financial statements and internal accounting and control procedures and recommends to the full Board the engagement or discharge of independent auditors. Current members of the Audit Committee are Directors Elia (Chairman), Ketchum, Newman and Russell. The Corporate Governance Committee, which currently consists of Directors Menario (Chairman), Palmer, Rosen and White, makes recommendations to the Board of Directors with respect to officer and key employee compensation, reviews the performance of the Board of Directors and administers the Company's various employee compensation plans. The Corporate Governance Committee also serves as a nominating committee and, as such, will consider recommendations from shareholders. Recommendations should be submitted in writing to the Secretary of the Company. The Retirement Committee makes recommendations to the full Board with respect to retirement plans and also administers the Company's Retirement Plan, the Employee 401(k) Savings Plan and Trust and the Supplemental Executive Retirement Plan. The Retirement Committee's current members are Directors Russell (Chairman), Menario, Newman and Schiavi.

     Management does not know of any nominee who will be unable to serve, but, if any nominee should be unable to serve, the proxies may be voted with discretionary authority for a substitute or substitutes designated by the Board.

                           COMMON STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Persons known to be the beneficial owners of more than 5% of the Company's common shares as of March 29, 1996 are as follows:

                                   AMOUNT OF
         NAME AND ADDRESS          BENEFICIAL        PERCENT
        OF BENEFICIAL OWNER        OWNERSHIP         OF CLASS
        -------------------    ------------------    --------
        Compagnie Generale     1,780,569 shares        20.8%
          des Eaux
          52 Rue D'Anjou
          75384 Paris,
          France

     The amount listed in the above table is based upon statements on Schedule 13-D and Forms 4 and 5 filed with the Securities and Exchange Commission (the "Commission") by Compagnie Generale des Eaux ("CGE") and includes 8,935 shares which CGE has an option to acquire at the market price and 60,000 shares held by a subsidiary of CGE. The remaining shares listed as being owned by CGE are held by it directly. As the result of an agreement entered into in connection with the 1986 acquisition of common shares from certain of the Company's shareholders by a subsidiary of CGE, the Company obtained certain rights of first refusal with respect to shares now held by CGE, and, in return, granted certain rights to CGE to register shares of the Company which it acquired or might acquire in the future for public resale, as well as the right to nominate a person to serve on the Company's Board of Directors, commencing with the 1987 Annual Meeting of Shareholders. The right to nominate a person to serve on the Board is subject to certain limitations. Claudio Elia, an officer of a subsidiary of CGE, has been nominated for election as a Director of the Company pursuant to the agreement with CGE.

     The following table sets forth the beneficial ownership of the Company's common shares by the Directors, nominees and executive officers of the Company named in the Summary Compensation Table below, determined in accordance with applicable regulations of the Commission. The number of shares reflected may include shares held in the name of a spouse, minor child or certain other relatives sharing the same home as the Director or officer, or held by the Director, officer or spouse of the Director or officer, as a trustee or as a custodian for minor children, as to all of which beneficial ownership is disclaimed by the respective Directors and officers except as otherwise noted below, as well as shares held in the Company's various employee plans and shares which officers currently have the right to acquire through the exercise of options. Mr. Haynes currently has the right to acquire 18,650 common shares, Mr. Schumann currently has the right to acquire 9,950 shares, Mr. Isacke currently has the right to acquire 9,650 shares, Mr. Noran currently has the right to acquire 4,250 shares, Mr. Snellen currently has the right to acquire 3,850 shares, and all Directors and executive officers as a group currently have the right to acquire 52,650 shares pursuant to the exercise of options. In accordance with applicable regulations of the Commission, such shares have been included in the amounts listed below.

                                           AMOUNT OF
                                           BENEFICIAL       PERCENT
                 NAME                      OWNERSHIP       OF CLASS
---------------------------------------    ---------     -------------
DIRECTORS AND NOMINEES
     Claudio Elia(1)                            800      Less than 1%
     David R. Hastings, II                   37,066      Less than 1%
     Peter L. Haynes                         40,196      Less than 1%
     Jack S. Ketchum                          4,767      Less than 1%
     John E. Menario                          2,325      Less than 1%
     Jane E. Newman                             768      Less than 1%
     John E. Palmer, Jr.                      4,331      Less than 1%
     Elaine D. Rosen                            100      Less than 1%
     William B. Russell                       3,567      Less than 1%
     John H. Schiavi                         16,361      Less than 1%
     John W. L. White(2)                     27,549      Less than 1%
OTHER NAMED EXECUTIVE OFFICERS
     Paul D. Schumann(3)                     18,516      Less than 1%
     John F. Isacke                          20,665      Less than 1%
     Paul F. Noran                           11,278      Less than 1%
     Jerry D. Snellen                         4,624      Less than 1%
ALL DIRECTORS AND EXECUTIVE OFFICERS        200,778          2.3%

------------------------------------
(1) Mr. Elia is an officer of a subsidiary of CGE. CGE holds 1,780,569 common shares of the Company. See above.

(2) Mr. White will not stand for re-election at the 1996 Annual Meeting due to the Board's retirement policy.

(3) Mr. Schumann also beneficially owns 250 common shares of Consumers New Jersey Water Company, a subsidiary of the Company, which represents less than 1% of the issued and outstanding common shares of Consumers New Jersey.

                            OTHER EXECUTIVE OFFICERS

     In addition to Mr. Haynes, the other executive officers of the Company, their names, ages, positions with the Company, terms of office and the periods during which they have served, are set forth in the following table:

                                               POSITIONS AND OFFICES         TERM OF     SERVED AS
              NAME                 AGE            WITH THE COMPANY           OFFICE    OFFICER SINCE
---------------------------------  ---     ------------------------------   ---------  -------------
Paul D. Schumann                   45      Senior Vice President --         One Year        1987
                                           Operations
John F. Isacke                     42      Senior Vice President -- Chief   One Year        1978
                                           Financial Officer
Paul F. Noran                      52      Vice President -- Engineering    One Year        1979
Brian R. Mullany                   50      Vice President and Secretary     One Year        1978
Jerry D. Snellen                   56      Vice President -- Information    One Year        1987
                                           Services
Robert E. Ervin                    35      Vice President and Treasurer     One Year        1994

     Prior to becoming the Vice President and Treasurer of the Company, Mr. Ervin was Accounting Manager and Treasurer of Inter-State Water Company, a subsidiary of the Company located in Danville, Illinois.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION.

     The following table shows, for fiscal years ending December 31, 1993, 1994 and 1995, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of the Company whose 1995 total annual salary and bonuses exceeded $100,000 (the "Named Executive Officers"), as calculated pursuant to rules promulgated by the Commission, in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          ------------
                                                   ANNUAL COMPENSATION     SECURITIES
                                                  ---------------------    UNDERLYING     ALL OTHER
                                                  SALARY                    OPTIONS/     COMPENSATION
        NAME AND PRINCIPAL POSITION        YEAR     ($)     BONUS($)(1)     SARS(#)         ($)(2)
-----------------------------------------  ----   -------   -----------   ------------   ------------
Peter L. Haynes,                           1995   213,423      45,300         5,000          1,040
  President                                1994   200,154      49,800         5,000         76,040(3)
                                           1993   198,000      17,070         2,400         15,547(4)
Paul D. Schumann,                          1995   143,846      16,275         3,000          1,040
  Senior Vice President -- Operations      1994   137,769      17,900         3,000          1,040
                                           1993   137,423       6,150         1,600          4,640(5)
John F. Isacke,                            1995   143,154      16,275         3,000          1,040
  Senior Vice President -- Chief           1994   136,385      17,900         3,000          1,040
  Financial Officer                        1993   132,402       6,150         1,600          1,040
Paul F. Noran,                             1995   113,077       6,975         1,000          1,040
  Vice President -- Engineering            1994   110,138       7,700         1,000          1,040
                                           1993   110,907       2,640         1,000          1,040
Jerry D. Snellen,                          1995    99,323       6,975         1,000          1,040
  Vice President -- Information Services   1994    94,769       7,700         1,000          1,040
                                           1993    93,462       2,640         1,000          1,040

------------------------------------
(1) Bonuses were awarded under the Company's 1993 Incentive Compensation Plan, under which bonuses may be awarded to any of the regular, full-time employees of the Company or its subsidiaries.

(2) For all officers, except Mr. Haynes in 1993, includes a $1,040 matching contribution in each year under the Company's 401(k) Employees Savings Plan and Trust. Under this Plan, participants may elect to have their employer contribute a portion of their compensation to the Plan instead of having such amounts paid as salary. The Company makes matching contributions, determined in accordance with a specific formula and subject to certain limits, on behalf of all employees who participate in the Plan.

(3) Includes $75,000 to reimburse Mr. Haynes for the loss incurred by him in selling his home in New York following his move to the Portland, Maine area pursuant to an employment agreement entered into prior to Mr. Haynes becoming President and Chief Executive Officer of the Company on August 5, 1992 and a $1,040 matching contribution under the Company's 401(k) Employee Savings Plan and Trust.

(4) Reimbursement of moving expenses paid to Mr. Haynes pursuant to his August, 1992 Employment Agreement.

(5) Includes $1,040 matching contribution under the Company's 401(k) Employee Savings Plan and Trust and $3,600 cost of living adjustment paid to Mr. Schumann in connection with his move to the Portland, Maine area in 1987 to become an officer of the Company.

STOCK OPTIONS.

     The following table contains information concerning the grant of stock options under the Company's 1993 Incentive Stock Option Plan to the Named Executive Officers during the last fiscal year. The Company has not granted stock appreciation rights ("SARs") to any executive officer.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL
                                                                                                REALIZABLE VALUE
                                                                                                   AT ASSUMED
                                               INDIVIDUAL GRANTS                                 ANNUAL RATES OF
                    ------------------------------------------------------------------------       STOCK PRICE
                     NUMBER OF                                                                    APPRECIATION
                     SECURITIES         % OF TOTAL                                                 FOR OPTION
                     UNDERLYING        OPTIONS/SARS       EXERCISE OR BASE                           TERM(3)
                    OPTIONS/SARS   GRANTED TO EMPLOYEES        PRICE                            -----------------
       NAME         GRANTED(#)(1)     IN FISCAL YEAR         ($/SH)(2)       EXPIRATION DATE    5%($)      10%($)
------------------  ------------   --------------------   ----------------   ---------------    ------     ------
Peter L. Haynes         5,000              16.7%                16.75            2/23/00        23,140     51,129
Paul D. Schumann        3,000              10.0%                16.75            2/23/00        13,884     30,678
John F. Isacke          3,000              10.0%                16.75            2/23/00        13,884     30,678
Paul F. Noran           1,000               3.3%                16.75            2/23/00         4,628     10,226
Jerry D. Snellen        1,000               3.3%                16.75            2/23/00         4,628     10,226

------------------------------------
(1) The options granted will become exercisable in cumulative installments to the extent of not more than 50% of the number of shares covered thereby within the first year of the term thereof and to the extent of not more than an additional 25% within each of the second and third years of the term thereof. None of the options has tandem rights.

(2) The exercise prices for the options granted were, in each case, 100% of the fair market value of the common shares on the date of grant.

(3) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises will depend on overall market conditions and on the future performance of the Company and its common shares.

OPTIONS EXERCISES AND HOLDINGS.

     The following table sets forth information with respect to the exercise of options by the Named Executive Officers during the last fiscal year and unexercised options held by such officers as of the end of the fiscal year. The Company has not granted SARs to any executive officer.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                          AND FY-END OPTION/SAR VALUES

                                                                            NUMBER OF
                                                                           SECURITIES         VALUE OF
                                                                           UNDERLYING        UNEXERCISED
                                                                           UNEXERCISED      IN-THE-MONEY
                                                                          OPTIONS/SARS      OPTIONS/SARS
                                                                          AT FY-END(#)      AT FY-END($)
                                         SHARES ACQUIRED      VALUE       -------------     -------------
                                           ON EXERCISE       REALIZED     EXERCISABLE/      EXERCISABLE/
                 NAME                          (#)             ($)        UNEXERCISABLE     UNEXERCISABLE
---------------------------------------  ---------------     --------     -------------     -------------
Peter L. Haynes                                   0                0      13,650/3,750      7,500/5,000
Paul D. Schumann                                  0                0      8,250/2,250       7,575/3,000
John F. Isacke                                    0                0      6,650/2,250       5,150/3,000
Paul F. Noran                                     0                0       3,920/750        3,173/1,000
Jerry D. Snellen                                  0                0       3,450/750        2,850/1,000

PENSION PLANS.

     The following table shows the estimated annual pension benefit payable to covered participants at normal retirement age under the Company's pension plans, based on covered compensation and years of service with the Company and its subsidiaries:

                               PENSION PLAN TABLE

            5 YEAR AVERAGE            15          20           25           30           35
           ANNUAL EARNINGS           YEARS       YEARS       YEARS        YEARS        YEARS
    ------------------------------  -------     -------     --------     --------     --------
    $100,000......................  $22,500     $30,000     $ 37,500     $ 45,000     $ 52,500
    $125,000......................  $28,125     $37,500     $ 46,875     $ 56,250     $ 65,625
    $150,000......................  $33,750     $45,000     $ 56,200     $ 67,500     $ 78,750
    $175,000......................  $39,375     $52,500     $ 65,625     $ 78,750     $ 91,875
    $200,000......................  $45,000     $60,000     $ 75,000     $ 90,000     $105,000
    $225,000......................  $50,625     $67,500     $ 84,395     $101,250     $118,125
    $250,000......................  $56,250     $75,000     $ 93,750     $112,500     $131,250
    $275,000......................  $61,875     $82,500     $103,125     $123,750     $144,375

     The Company's qualified defined benefit pension plan (the "Pension Plan") provides that upon reaching the normal retirement age of 65, a covered employee's pension is to be the equivalent of a single life annuity in an amount equal to the sum of 1.5% of the employee's average compensation over the five consecutive years of service which will produce the highest average, multiplied by the lesser of the employee's years of service or 35. Compensation for purposes of the Pension Plan is equal to a covered employee's annual salary as of

January 1, in any year. Under the Internal Revenue Code, effective January 1, 1994, the maximum annual compensation that may be considered in determining benefits under the Pension Plan is limited to $150,000 to be indexed for inflation, after 1993. On February 7, 1996, the Board of Directors adopted the Consumers Water Company Supplemental Executive Retirement Plan (the "SERP"). The SERP is designed to replace the pension benefits lost by certain executive officers of the Company as a result of the 1994 reduction in the maximum annual compensation which may be considered in determining qualified pension benefits. The retirement benefit provided under the SERP is equal to the benefit which would have been paid to a participant under the Pension Plan but for the compensation limit, less the benefit the participant is entitled to receive under the Pension Plan. Covered compensation for the Named Executive Officers for 1995 was: Mr. Haynes: $202,000; Mr. Schumann: $139,000; Mr. Isacke:
$139,000; Mr. Noran: $111,000 and Mr. Snellen: $96,000. The estimated years of service for each named executive is as follows: Mr. Haynes: four years; Mr.
Schumann: 24 years; Mr. Isacke: 18 years; Mr. Noran: 17 years and Mr. Snellen:
15 years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     Mr. White, who was an officer of the Company prior to 1984, served as a member of the Corporate Governance Committee of the Company's Board of Directors during the last completed fiscal year. The Corporate Governance Committee serves as a compensation committee.

     There are no compensation committee interlocks.

AGREEMENTS WITH OFFICERS AND DIRECTORS.

     The Company has an insurance policy which, among other things, provides indemnification to each Director and officer of the Company from and against any liabilities incurred in connection with registration statements under the Securities Act of 1933, as amended. The Company paid all of the $153,424 annual premium for 1995. In addition, the Company has purchased a $100,000 accidental death and dismemberment insurance policy covering Directors and certain employees, payable to a beneficiary of the insured's choice. The Company paid all of the $432 aggregate annual premiums on such policies for 1995.

     The Company has entered into indemnification agreements with each of its Directors and executive officers. The form and execution of the indemnification agreements were approved by shareholders at the Company's 1989 Annual Meeting. Each indemnification agreement requires the Company to indemnify the Director or executive officer who is a party thereto to the fullest extent permitted by applicable Maine law and requires the advance to an indemnified Director or executive officer of litigation expenses upon receipt of a written affirmation of the Director or officer's good faith belief that the Director or officer's conduct was not knowingly fraudulent, deliberately dishonest or willful misconduct. By the terms of each indemnification agreement, its benefits are not available with respect to matters giving rise to a claim against the indemnified Director or executive officer (a) if the Director or executive officer has (i) violated Section 16(b) of the Securities Exchange Act of 1934 or analogous provision of law, (ii) received remuneration or other payment in violation of law, or (iii) engaged in conduct finally adjudged to be knowingly fraudulent, deliberately dishonest or intentional misconduct, or (b) if a final court decision determines that such indemnification is not lawful.

     As noted above, the Company reimbursed Mr. Schiavi $45,006 in indemnifiable expenses during 1995 in connection with a suit brought against Mr. Schiavi by the Penobscot Indian Nation as to which Mr. Schiavi has been granted summary judgment in his favor.

     In connection with the acquisition by the Company of substantially all of the assets of Schiavi Homes Corp. in March, 1983, the Company entered into a noncompete agreement with Mr. Schiavi, who was a principal in, and major beneficial shareholder of, Schiavi Homes Corp. The agreement, which expired in 1995, prohibited Mr. Schiavi from competing with the Company in the manufacturing, sale, siting or leasing of manufactured housing.

     On March 6, 1996, the Board of Directors of the Company adopted the Consumers Water Company Executive Severance Plan (the "Severance Plan"). The Severance Plan is intended to allow senior management of the Company to represent shareholder interests fairly without concern for their own tenure as officers of the Company. It provides benefits to members of senior management of the Company in the event that their employment with the Company is terminated under certain circumstances following a "change in control." Under the Severance Plan, a "change in control" is deemed to have occurred upon (1) an entity, person or group becoming entitled to exercise more than 30 percent of the outstanding voting power of all capital stock of the Company entitled to vote;
(2) a merger or consolidation of the Company, as a result of which the holders of the outstanding voting shares of the Company immediately prior to such merger hold less than 50 percent of the voting power of the surviving or resulting corporation; (3) the transfer of a substantial portion of the Company's property other than to an entity of which the Company owns at least 50 percent of voting power; or (4) the election to the Board of Directors of the Company of candidates who were not recommended for election by the Board of Directors in office immediately prior to the election, if such candidates constitute a majority of those elected in that particular election.

     Employees covered by the Severance Plan are the Chief Executive Officer ("CEO"), President and each Vice President of the Company.

     If at any time within 24 months after a change in control the employment of a covered employee is terminated other than for good cause, or is terminated by the employee for good reason, the covered employee, if the CEO, President or a Senior Vice President, will receive a severance benefit of three years' salary, while other Vice Presidents will receive a severance benefit of two times their annual salary. Good cause will be deemed to exist only if the employee has engaged in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing which results in substantial harm to the business or property of the Company or is convicted of a criminal violation involving fraud or dishonesty. "Good reason" will be deemed to exist if, without the employee's express written consent; the employee is assigned duties materially inconsistent with the employee's present duties, responsibilities and status; there is a reduction in the employee's rate of base salary or bonus; or the Company changes by 100 miles or more the principal location in which the employee is required to perform services.

     In addition to the payment of this salary benefit, covered employees are to continue to be covered under any welfare plan of the Company for a period of 24 months, and each covered employee shall be deemed to continue to be employed by the Company for 24 months following termination after a change in control for the purpose of any pension plan.

     The Severance Plan prohibits covered employees from soliciting for employment any employee of the Company and requires employees to maintain the confidentiality of business information of the Company. A breach of these obligations will result in the employee forfeiting benefits under the Severance Plan.

     If any portion of the payments to a covered employee under the Severance Plan would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the amount of such payments will be reduced to the extent necessary so that no portion thereof will be subject to the excise tax imposed by Section 4999 of the Code.

                      BOARD COMPENSATION COMMITTEE REPORT

     In accordance with rules established by the Commission, the Corporate Governance Committee, which serves, in part, as a compensation committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement:

     The Corporate Governance Committee is composed entirely of Directors who are not currently officers of the Company. The Corporate Governance Committee is responsible for administering the policies that govern annual compensation of executive officers of the Company and the Company's incentive compensation and employee stock option plans. The Company's compensation plans are designed to attract and retain key executives critical to the long-term success of the Company.

     The Corporate Governance Committee annually evaluates the Company's corporate performance and compensation compared with its industry group. Companies within the industry group are included in the Water Utility Index in the performance graph below. The Corporate Governance Committee does not believe that comparison to the S&P 500 or other commonly used market indices is an accurate measure of the Company's performance, because of the specialized nature of the Company's primary business of owning regulated water utility companies. A more appropriate comparison is the Water Utility Index depicted in the following chart. In addition, in evaluating the Company's overall performance, the Corporate Governance Committee looks to the attainment of goals that have been set prior to the start of the year. These goals, which are discussed below, are also used in determining the compensation of the Named Executive Officers.

     Annual compensation of the Named Executive Officers, as well as other senior executives, consists of a base salary, incentive compensation awarded under the Company's 1993 Incentive Compensation Plan and long-term incentive compensation in the form of options granted under the Company's 1993 Incentive Stock Option Plan.

     The salary ranges for each position, or group of positions, are established based on a market survey of similar positions within the industry, conducted by an outside consultant. The base compensation for each Named Executive Officer is set within the range for the position of that officer, as indicated by the survey. The actual salary of an officer is set within that range based on the officer's performance and experience. The base compensation for the Named Executive Officers ranges from the lower third of the salary range to the maximum of the range. Variations from the median of the salary ranges are based on the individual officer's performance and length of service.

     The Chief Executive Officer recommends salary adjustments to the Corporate Governance Committee for officers of the Company, other than himself, based on a structured annual review. The annual review considers the decision-making responsibilities of each position and the experience, skills and performance of each officer during the period being reviewed. To help quantify these measures, the Corporate Governance Committee has, from time to time, enlisted the assistance of a compensation consultant. After review, the Corporate Governance Committee recommends final salary changes to the Board of Directors, which makes the final salary decisions.

     INCENTIVE COMPENSATION PROGRAM. The Company established the 1993 Incentive Compensation Plan to reward certain employees of the Company for achieving annual objectives in both financial and other measures. The Plan was designed with the assistance of a compensation consultant and is based on two or three factors, depending on whether the participant works for the Corporate entity or a subsidiary business unit. Corporate officers' target incentives are based 60% on the attainment of net income targets, exclusive of gains on the sales of properties and 40% on the achievement of team goals. Income targets under the 1993

Incentive Compensation Plan are based, among other criteria, upon a targeted return on equity and an expected net income for the entire organization. Awards for the participants from subsidiary business units are based 20% on the Company's income targets, 40% on the business unit's income target and 40% on the unit's team goals. The team goals, for both the Corporate unit and the subsidiary units, are primarily non-financial and for 1995 were based on the continued implementation of a quality management system, the achievement of certain cost containment goals, the implementation of customer service consolidation, the realignment of corporate and subsidiary roles and the achievement of system growth goals.

     Financial and team goals are established on the basis of historic patterns of Company performance and agreed upon strategic objectives. A performance threshold for each measure ensures that incentive compensation is not paid for substandard accomplishments. In addition, each measure also has a cap to limit potential compensation expense under the 1993 Incentive Compensation Plan. Payments are based on the midpoint of an individual's salary range so that incentive compensation is not paid for the attainment of longevity.

     Awards for 1995 were paid in cash in March of 1996, subsequent to the review by the Corporate Governance Committee of the results achieved against targets established prior to the year. The Board of Directors made the awards based on the recommendations of the Corporate Governance Committee. Each of the officers of the Company and of its subsidiaries who is eligible to participate in the 1993 Incentive Compensation Plan received an award based on the performance of his or her unit. These awards are included in the Summary Compensation Table under the column "Bonus."

     LONG-TERM INCENTIVE COMPENSATION. The Company's 1993 Incentive Stock Option Plan was approved by shareholders at the 1993 Annual Meeting. The 1993 Incentive Stock Option Plan is substantially similar to prior incentive stock option plans approved by the Company's shareholders. Incentive Stock Options awarded during the last three calendar years are included in the Summary Compensation Table under the heading "Long Term Compensation
Awards -- Securities Underlying Options/SARS." SARs are not awarded by the Company. Options, including those awarded to Peter L. Haynes, the Company's Chief Executive Officer, are awarded based on the recipient's level of responsibility within the Company and the recipient's ability to influence Company performance and are designed to provide eligible employees with a greater personal interest in the success of the Company. The number of options already held by eligible employees is not considered in the granting of new options, provided the individual employee is within the plan limit for the maximum options which may be granted to any one employee.

     PERFORMANCE EVALUATION. Each year the Corporate Governance Committee meets with the Chief Executive Officer to evaluate his performance, using input from the full Board, and reports on that evaluation to the independent outside Directors. The Chief Executive Officer and the Corporate Governance Committee evaluate the performance of the rest of the executive officers and together recommend salary adjustments to the full Board.

     CHIEF EXECUTIVE COMPENSATION. Peter L. Haynes has served as the Company's Chief Executive Officer since 1992. During 1995 the Corporate Governance Committee voted to recommend to the Board an increase in Mr. Haynes' base salary to $218,500. The Corporate Governance Committee's recommendation to increase Mr. Haynes' base salary, which was approved by the Board, was based on his having met the Board's expectations, including the continued expansion of Quality Management Programs and the continued revitalization of the management group. The increase was also consistent with other increases provided under the Company's new Salary Plan, which takes into account the participant's performance as well as his or her position within the participant's salary range.

     In March of 1996, the Corporate Governance Committee recommended, and the Board approved, payment of a bonus for Mr. Haynes for 1995 of $45,300 under the 1993 Incentive Compensation Plan. The bonus awarded to Mr. Haynes, which amounted to 21% of his base salary, was based on the attainment of 94% of the Company's net income goal, and 90% of the Company's non-financial targets. The incentive compensation award paid to Mr. Haynes equaled 75% of his targeted incentive compensation.

     COMPENSATION DEDUCTION LIMIT. Under the Revenue Reconciliation Act of 1993, publicly-held companies are limited to a maximum deduction for federal income tax purposes of $1 million per year for "applicable employee remuneration" paid to each "covered employee." Covered employees for the Company are those listed in the "Summary Compensation Table" above and "applicable employee remuneration" includes salary and bonus. Applicable employee remuneration also includes (1) any gain recognized by an employee who, prior to expiration of the holding period to receive favorable income tax treatment, sells or otherwise disposes of Company shares acquired pursuant to the exercise of an option granted under either the 1988 Incentive Stock Option Plan or the 1993 Incentive Stock Option Plan and (2) the difference between the consideration paid by an employee and the fair market value at the time of exercise of Company shares acquired pursuant to the exercise of an option issued pursuant to the 1993 Incentive Stock Option Plan which includes a provision that such option is not an incentive stock option for purposes of the Internal Revenue Code. The Corporate Governance Committee has no current intention of issuing options under the 1993 Incentive Stock Option Plan containing a provision that such option is not an incentive stock option for tax purposes, and no such options have previously been issued.

     As noted above, bonuses payable under the Company's 1993 Incentive Compensation Plan are capped to limit the potential compensation expense to the Company under that plan. The Company's 1993 Incentive Stock Option Plan, approved by shareholders at the 1993 Annual Meeting, limits the maximum number of shares subject to options which may be granted to any one employee during the life of the 1993 Incentive Stock Option Plan to 25,000 shares. Even though the ultimate value of outstanding options cannot be calculated as it is dependent on future changes in the market price of the Company's common shares, given the limits on the number of options which may be granted and the amount of bonuses payable to employees, and given the expected base compensation levels for covered employees, it is unlikely that the $1 million per covered employee maximum deduction would be exceeded in the foreseeable future. In the event that the $1 million per covered employee maximum deduction was exceeded, the Company would not receive a deduction for federal income tax purposes for the amount of applicable employee remuneration which exceeded that amount.

          John E. Menario                        John E. Palmer, Jr.
          Chairman, Corporate Governance         Member, Corporate Governance
          Committee                              Committee
          Elaine D. Rosen                        John W. L. White
          Member, Corporate Governance           Member, Corporate Governance
          Committee                              Committee

PERFORMANCE GRAPH

     The following is a line graph presentation comparing cumulative, five-year returns (assuming the reinvestment of dividends) on an indexed basis of the Company's common shares with the S&P 500 Stock Index and an index of investor-owned water utility companies published by Edward D. Jones & Co.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG COMPANY, S&P 500 AND EDWARD D. JONES & CO.
                       INVESTOR-OWNED WATER UTILITY INDEX

      MEASUREMENT PERIOD                         WATER UTILITY
    (FISCAL YEAR COVERED)          CONSUMERS         INDEX          S&P 500
1990                                    100.00          100.00          100.00
1991                                     135.5           142.8           130.3
1992                                     144.6           158.1           140.3
1993                                     149.4           180.2           154.3
1994                                     162.0           167.9           156.4
1995                                     181.5           211.2           215.0

                                                                 DECEMBER 31,
                                             ----------------------------------------------------
                                              1990     1991     1992     1993     1994     1995
                                             -------  -------  -------  -------  -------  -------
    Consumers..............................  $ 100.0  $ 135.5  $ 144.6  $ 149.4  $ 162.0  $ 181.5
    Water Utility Index*...................    100.0    142.8    158.1    180.2    167.9    211.2
    S&P 500................................    100.0    130.3    140.3    154.3    156.4    215.0

     * The companies included in the Edward D. Jones & Co. investor-owned water utility index are: American Water Works, Inc., Aquarion Company, California Water Service Company, Connecticut Water Service, Inc., Consumers Water Company, Dominguez Services Corporation, Elizabethtown Corporation, IWC Resources Corporation, Middlesex Water Company, Philadelphia Suburban Water Company, SJW Corporation, Southern California Water Company, Southwest Water Company and United Water Resources.

DIRECTOR COMPENSATION

     Each Director is paid a retainer of $10,000 per annum. The Chairman of the Board receives an additional $5,000 per year retainer for serving as such. In addition, each Director receives $500 per meeting for each meeting of the Board of Directors attended, and $500 for each committee meeting attended unless such meeting is on the same day as a Board meeting, in which case Directors are paid $300 for attending.

Committee chairmen receive an additional $250 per meeting, or $150 per meeting if the meeting occurs on the day there is a Board meeting. Directors who are employed by the Company or a subsidiary are not paid an annual retainer or meeting fees. All non-employee Directors receive travel expenses for attending Board meetings and committee meetings.

     The Board of Directors has established two Deferred Compensation Plans for Directors. One Deferred Compensation Plan allows the deferral of all or a specified portion of a Director's annual retainer and meeting fees with interest to be paid thereon at a rate equal to the annual rate of return on the Company's common equity. Amounts deferred under this plan may be paid only upon a date fixed in advance of any deferral, or after a Director ceases to serve as such or as an employee of the Company. The second plan allows the deferral of all or a specified portion of a Director's retainer and fees with interest to be paid thereon at a fixed rate based upon an announced bond index rate. The rate applicable under this plan averaged approximately 9% for 1995. Amounts deferred under the second plan are to be paid when a Director ceases to serve as such. Under certain circumstances, the committee appointed by the Board to administer this plan may provide for earlier payments upon the request of a Director. Generally, payments of the amounts deferred under the second plan will be made in equal monthly installments over a period of ten years, unless the Committee appointed to administer the Deferred Compensation Plans, upon the request of a Director, provides for payments over a shorter period of time or in a lump sum. Each of the Deferred Compensation Plans is unfunded, with the rights of Directors who participate being no greater than those of unsecured creditors. Elections under each of the Deferred Compensation Plans must be made before the end of any year and will be effective for the following year.

                SECTION 16(a) OWNERSHIP REPORTING DELINQUENCIES

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Such officers, Directors and shareholders are required by Commission regulations to furnish the Company with copies of all such reports that they file.

     Based solely on a review of copies of reports filed with the Commission since December 31, 1994, and of written representations by certain officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except as disclosed in the Company's Proxy Statement in connection with the 1995 Annual Meeting, and except that Jack S. Ketchum filed late one report with respect to a single acquisition of 500 common shares.

                   SENIOR MANAGEMENT LONG TERM INCENTIVE PLAN

     In March of 1996, and effective as of January 1, 1997, the Board of Directors adopted, subject to shareholder approval, the Consumers Water Company Senior Management Long Term Incentive Plan (the "LTIP"), as approved and recommended by the Corporate Governance Committee.

     The Directors believe that the LTIP provides a means of attracting, retaining and motivating executives and senior management employees and of providing an incentive to management to promote the long term financial interests of shareholders. The LTIP is being submitted for shareholder approval to comply with Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Section 508 of the Maine Business Corporation Act, as amended, Schedule D of the Bylaws of the National Association of Securities Dealers and Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The LTIP is not to be effective until January 1, 1997, and no awards have been made thereunder. If the LTIP is not approved by the shareholders at the Annual Meeting or at an adjournment thereof, no awards will be made thereunder and the LTIP will be terminated. If the LTIP is approved by shareholders, the Company will not issue options under the Company's 1993 Incentive Stock Option Plan after January 1, 1997, as the LTIP is intended to replace that plan as a means of providing long term incentive compensation to members of senior management of the Company.

     A summary of the essential features of the LTIP is provided below, but is qualified in its entirety by reference to the full text of the LTIP, which is attached as Appendix A.

     Under the LTIP, the Corporate Governance Committee, or another committee designated by the Board of Directors to administer the LTIP (the "LTIP Committee"), may grant awards of "units" to certain senior managers of the Company or any of its affiliates. As of January 1, 1996, approximately 14 employees of the Company and its affiliates would be eligible to participate in the LTIP if they remain in the employ of the Company in the same positions on January 1, 1997, the effective date of the LTIP. The LTIP Committee has discretion to select the senior managers who may receive grants of units under the LTIP, to determine the amounts of such units and the forms of any distribution, and to establish the performance period and applicable performance criteria. No units have been awarded under the LTIP, which does not become effective until January 1, 1997. The amount of any award, and the total amount of units which may be granted, is subject to the discretion of the LTIP Committee at the time of making awards, subject to the over all limits and per-participant limits described below. If the LTIP is approved by shareholders, the LTIP Committee intends to award units to each member of senior management on the basis of a percentage to be determined of the mid-point of each manager's salary grade, with more senior managers receiving a higher percentage award. Performance criteria will be based on consolidated earnings per share from continuing operations before gains (or losses) from sales or such other criteria based on the financial performance of the Company as established by the LTIP Committee, including return of assets, return on equity, net profit after taxes, and net profit before taxes; provided that the LTIP Committee, if it determines in its discretion that it is necessary or advisable under the circumstances, may provide that the determination of Units Earned for an eligible participant employed by one of the Company's subsidiary corporations may be based on financial performance criteria of that subsidiary, either in combination with or in lieu of measures for the Company and its consolidated subsidiaries as a whole. The majority of the members of the LTIP Committee must be "disinterested persons" as defined in Rule 16b-3 promulgated under the Exchange Act. A senior manager is not rendered ineligible to be a participant by reason of being a member of the Board of Directors.

     At the time the units are granted, the LTIP Committee will establish a performance period of three or more years, and the performance criteria for the period. In the event of any stock split, recapitalization, merger, consolidation, spin-off or other similar corporate change, or an extraordinary change which significantly alters the basis upon which the performance levels were established, the LTIP Committee may make adjustments to the number of units granted or the established performance levels, as applicable, that it deems appropriate in order to preserve the incentive features of the LTIP.

     At the conclusion of the performance period, the LTIP Committee will determine the percentage of the units granted that will be distributed, if any, based on the degree to which the specified financial and other performance objectives are met. The percentage of units that will be distributed to a participant may vary from 0 to 135 percent of the units granted to that participant. The aggregate number of units that may be granted to all participants in any year, and the aggregate number of units that may be determined earned and distributable in any year based on the degree to which performance criteria are met, may not exceed 1.0 percent of the total number of outstanding Common Shares of the Company at the time the units are granted or become distributable, whichever is applicable. In no case will any participant be granted more than 5,000 units (as adjusted in accordance with the LTIP) in any one year and in no event will more than 400,000 shares (as adjusted in accordance with the LTIP) be issued under the LTIP.

     During the year in which units are granted and thereafter until distribution, cash payments will be made to participants in an amount equal to the dividends paid on a number of shares equal to the number of units granted. These dividend equivalents will be paid on a current basis and will not depend on the distribution that actually occurs at the end of the performance period.

     Distributions of units determined earned based on the performance criteria will be made in the form of a number of common shares equal to the number of those units or cash equal to the then current value of that number of shares, or partly in shares and partly in cash, as determined by the LTIP Committee. Distribution will normally occur only at the end of the applicable performance period. Distributions of units may occur earlier in the case of death and in the case of certain terminations of service. The LTIP Committee may direct distribution of an estimated number of units earned immediately prior to the end of a performance period with the balance to be distributed after the performance period when a final determination of the number of units earned is made. No distributions may be made to a participant who is dismissed for cause. The LTIP Committee has discretion to determine that no dividend equivalent payments be made and no distributions be made if there exists any default in payment of dividends on any outstanding capital stock of the Company or if the estimated consolidated net income of the Company for the preceding twelve-month period, excluding extraordinary charges, is less than amounts distributable under the LTIP plus all dividends paid or payable for that period.

     The LTIP includes certain provisions that are applicable solely to Named Executive Officers to ensure that compensation paid to those executives under the LTIP will be exempt from the limits on deductible compensation imposed under Code Section 162(m). These provisions establish an objective performance-based limitation on the amount distributable to Named Executive Officers at the end of a performance period. For these executives, the number of units granted for the performance period that become distributable at the end of the performance period to each executive must have a cash value equal to the lesser of (i) the aggregate cash value of Units Earned using the formula established by the LTIP Committee for other participants who are not Named Executive Officers, or (ii) an amount which, together with the aggregate cash value of Units Earned by all participants during the Performance Period, shall not exceed 5 percent of the Total Earnings of the Company during that Performance Period, subject to the overall limits on Units Granted and Earned described above. For the purpose of this calculation, Total Earnings of the Company means (i) the aggregate of consolidated earnings per common share from continuing operations before gains (or losses) from sales of the Company and its consolidated subsidiaries reported for each year during the Performance Period multiplied by (ii) the average number of common shares issued and outstanding during the Performance Period. In the event that the aggregate cash value of all Units Earned exceeds 5 percent of the Total Earnings of the Company for any Performance Period, then the number of Units Earned for each Unit Granted shall be reduced pro rata so that the aggregate cash value of all Units Earned for that Performance Period equals 5 percent of the Total Earnings of the Company for that period.

     The Board may modify the LTIP, provided that without the approval of the shareholders no modification may materially increase the benefits accruing to employees, materially increase the number of shares which may be issued under the LTIP (except for adjustments to reflect stock dividends, stock splits, recapitalizations or other corporate reorganizations) or materially modify the eligibility requirements for participation in the LTIP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE SENIOR MANAGEMENT
                           LONG TERM INCENTIVE PLAN.

          REQUIRED VOTE FOR MATTERS TO BE ACTED UPON AT ANNUAL MEETING

     With respect to the election of Directors, both the bylaws of the Company and Maine law provide that those candidates receiving the greatest number of votes cast at a meeting of shareholders, duly called and at which a quorum is present, shall be deemed elected. Unless otherwise provided in the bylaws, under Maine law, a majority of the shares entitled to vote thereat shall constitute a quorum at a meeting of shareholders. The bylaws of the Company provide that at any meeting of the shareholders, a majority of the shares entitled to vote, issued and outstanding, represented by shareholders of record in person or by proxy, constitutes a quorum. Provided a quorum is present at the meeting, those ten nominees for Director receiving the greatest number of votes will be elected, regardless of whether they receive a majority of the votes cast. Abstentions and broker non-votes will be treated as not voting for the election of Directors and will have no effect in determining the Directors receiving the most affirmative votes.

     Section 508(3) of the Maine Business Corporation Act, as amended, provides that a Maine corporation may issue rights or options entitling its officers and employees, or the officers or employees of any subsidiary or affiliate, to acquire shares as an incentive to, or reward for, services or continued service with the corporation, subsidiary or affiliate if the issuance of such rights or options is consistent with a plan approved by a majority of all outstanding shares entitled to vote thereon. Accordingly, the Company's LTIP will be approved only if it receives the affirmative vote of the holders of a majority of all of the Company's issued and outstanding common and preferred shares, voting as one class. Abstentions and broker non-votes will have the same effect as a vote against approval of the Company's LTIP.

     As to matters other than the election of Directors or approval of the Company's LTIP that may be brought before the Annual Meeting, Maine law provides that any corporate action to be taken at a shareholders' meeting at which a quorum is present shall be authorized by a majority of the votes cast by the holders of shares entitled to vote on the subject matter, except to the extent that a greater vote is required by law or by the Company's articles or bylaws. The bylaws of the Company provide that the affirmative vote of the holders of a majority of the shares represented at a meeting of shareholders (provided a quorum is present) shall decide any question brought before the shareholders. As to any matter other than the election of Directors or approval of the Company's LTIP, abstentions and broker non-votes will be treated as not voting for such matter and will have the same effect as a vote against the matter brought before the shareholders at the Annual Meeting.

                            APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP as independent public accountant to audit the accounts of the Company for the fiscal year ending December 31, 1996. Arthur Andersen LLP, which began auditing the accounts of the Company in 1976, audited the accounts of the Company for the fiscal year ended December 31, 1995. A representative of Arthur Andersen LLP is expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement on behalf of Arthur Andersen LLP if he or she so desires.

                                 OTHER BUSINESS

     Management is not aware of any matters to be presented for action at the meeting other than those specified in the Notice of Annual Meeting and the presentation of the annual report of the financial condition of the Company. No action constituting approval or disapproval of any of the matters referred to in that report is contemplated. However, if any other matters legally come before the meeting, the persons named in the enclosed form of proxy intend to exercise the discretionary power conferred by the proxy and to vote the proxy in accordance with their judgment on such matters.

                            EXPENSES OF SOLICITATION

     The cost of the solicitation of proxies for the Annual Meeting will be paid by the Company. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to beneficial owners of shares held of record by them and will be reimbursed for their expenses. In addition to solicitation by mail, in a limited number of instances, regular employees of the Company may solicit proxies in person or by telegraph or telephone. Such persons will receive no additional compensation for such services.

                     PROMPT RETURN OF PROXY CARD REQUESTED

     Shareholders are requested to indicate voting instructions on the enclosed proxy card, and to date, sign and return it promptly in the accompanying envelope. No postage is required if mailed in the United States. The proxy is revocable until exercised; accordingly, shareholders who are present at the meeting may withdraw their proxies and vote, if they so desire, in person.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented to next year's Annual Meeting of Shareholders, scheduled for May 7, 1997, must be received by the Company by November 30, 1996 for inclusion in the Company's proxy material relating to that meeting.

                                          By Order of the Board of Directors

                                          BRIAN R. MULLANY
                                          Clerk

March 29, 1996

PLEASE NOTE ANY CHANGES IN ADDRESS ON THE ENCLOSED PROXY CARD.

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, IS AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO BRIAN R. MULLANY, SECRETARY, CONSUMERS WATER COMPANY, P.O. BOX 599, PORTLAND, MAINE 04112-0599. COPIES OF THE EXHIBITS TO THE REPORT, WHICH ARE VOLUMINOUS, WILL BE FURNISHED UPON THE PAYMENT OF A REASONABLE FEE TO OFFSET THE COST OF REPRODUCTION AND MAILING.

                                   APPENDIX A

                            CONSUMERS WATER COMPANY
                               SENIOR MANAGEMENT
                            LONG TERM INCENTIVE PLAN

     SECTION 1. Purpose. The purpose of the Consumers Water Company Senior Management Long Term Incentive Plan (the "Plan") is to promote the interests of Consumers Water Company (the "Corporation") and its subsidiary and associated companies which shall have elected to participate in the Plan (the Corporation and such companies being called "Participating Companies") and its shareholders by attracting, retaining, and stimulating the performance of selected employees of the Corporation and the Participating Companies, giving such employees an opportunity to acquire proprietary interests in the Corporation, and creating an increased personal interest in the continued success and progress of the Corporation and its subsidiaries.

     SECTION 2. Eligibility. Employees of Participating Companies who at the time awards are granted are in active service and are determined by the board of directors or other governing body of their respective employer (or, in the case of employees of the Corporation, by the Committee) to be in the senior management compensation group are eligible for awards under the Plan. Employees are not rendered ineligible by reason of being a member of the board of directors or governing body of any Participating Company.

     SECTION 3.  Units Granted.

          (a) Awards of Units. The Committee or appropriate governing body of a Participating Company other than the Corporation may grant awards of units ("Units Granted") for each year, in such amounts and to such of the eligible members of senior management employed by such Participating Company as such body may determine in its sole discretion (the "Participants"), subject, in the case of grants by bodies other than the Committee, to the concurrence of the Committee.

          (b) Award Performance Period. Except as otherwise provided herein, Units Granted shall become distributable to Participants in accordance with
     Section 5 only after the end of a period of three years, beginning with the year in which the awards are granted (unless the granting body specifies that the applicable period will commence in a later year, or specifies that the Units Granted shall be distributable after the end of a period of greater than three years) (the "Performance Period"). The Performance Period shall be set by the Committee for each year's awards of Units Granted by all Participating Companies.

          (c) Interim Awards. The Committee, if it determines in its sole discretion that it is necessary or advisable under the circumstances, may adopt rules pursuant to which members of senior management by virtue of hire, promotion or upgrade, or transfer from another company in which the Corporation has or had a direct or indirect ownership interest, or by virtue of special individual circumstances, may be granted units in respect of one or more Performance Periods that began in prior years and at the time of the grant have not yet been completed.

          (d) Limitation on Units Granted. The aggregate number of Units Granted to all Participants in any year shall not exceed 1.0% of the total number of Shares outstanding at the time the award is granted under (a) or
     (c) above. In no case shall any Participant be granted more than 5,000 Units, as adjusted in accordance with Section 8(a) of the Plan, in any year.

          (e) No Shareholder Rights. Units Granted shall not entitle a Participant to any rights as a shareholder of the Corporation.

     SECTION 4.  Units Earned.

          (a) Determination of Units Earned and Criteria. The number of the Units Granted that will be distributed to a Participant at the end of a Performance Period ("Units Earned") shall vary from 0 to 135 percent of the Units Granted to such Participant, determined as soon as practicable after each Performance Period based upon the level of achievement during the Performance Period of the following criteria:

             A. Financial performance of the Company and its consolidated subsidiaries, based on the consolidated earnings per common share from continuing operations before gains (or losses) from sales of the Corporation and its consolidated subsidiaries (as evidenced by the financial statements published for financial reporting purposes and adjusted in accordance with Section 8) or such other criteria based on the financial performance of the Company as may be set by the Committee, including return on assets, return on equity, net profit after taxes, and net profit before taxes; provided that the Committee, if it determines in its sole discretion that it is necessary or advisable under the circumstances, may provide that the determination of Units Earned for eligible members of senior management employed by one or more of the Participating Companies shall be based on financial performance criteria of one or more Participating Companies, either in combination with or in lieu of measures for the Corporation and its consolidated subsidiaries as a whole.

             B. Other predetermined performance criteria as determined by the Committee, which may include individual performance criteria, and which may differ as between Participants.

     The Committee may establish threshold criteria which must be achieved for a Performance Period in order for Units Granted to be determined to be Units Earned. The performance levels achieved for each Performance Period and percentage of Units to be distributed shall be conclusively determined by the Committee.

          (b) Limitation on Aggregate Units Earned. Notwithstanding the foregoing, in no event may the Units Earned that become distributable at the end of a single Performance Period (or at the end of two or more Performance Periods related to Units Granted made in a single year) exceed 1.0% of the total number of Shares outstanding at the time such Units Earned become distributable.

          (c) Cancellation of Unearned Units Granted.  The Units Granted under
     Section 3 that are not subsequently determined under this Section 4 to be Units Earned shall be canceled.

          (d) Special Rule for Determination of Units Earned for Certain Participants. Notwithstanding (a) above, the aggregate cash value of Units Earned for any Performance Period by any Participant who, as of the end of a Performance Period, is a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") shall be the lesser of:

             A. The aggregate cash value of Units Earned by such Participant as determined in Section 4(a) above as of the end of such Performance Period; or

             B. An amount which together with the aggregate cash value of Units Earned by all Participants during such Performance Period shall not exceed 5% of the Total Earnings of the Corporation during that Performance Period.

             For purposes of this paragraph, Total Earnings of the Corporation shall mean (i) the aggregate of the consolidated earnings per common share from continuing operations before gains (or losses) from sales of the Corporation and its consolidated subsidiaries reported for each year during the Performance Period (as evidenced by the financial statements published for financial reporting purposes) multiplied by (ii) the average number of common shares issued and outstanding during the Performance Period. In the event that the aggregate cash value of all Units Earned exceeds 5% of the Total Earnings of the Corporation for any Performance Period, then the number of Units Earned for each Unit Granted shall be reduced pro rata so that the aggregate cash value of all Units Earned for that Performance Period equals 5% of the Total Earnings of the Corporation for that period.

     SECTION 5.  Distribution Rules.

          (a) As soon as practicable after determination of the number of Units Earned, such Units Earned shall be distributed in the form of an equal number of the Corporation's common shares ("Shares"), cash equal in value to such Shares, or a combination of Shares and cash, as determined by the Committee, provided, however, that in no event will more than 400,000 Shares be issued under the Plan. For the purpose of distribution of Units Earned in cash, the value of a Unit shall be determined based on an appropriate measurement of fair market value selected by the Committee.

          (b) Notwithstanding subsection (a), the Committee may direct that an estimate of less than the total Units Earned (calculated in such a manner as to be reasonably certain that the estimate will not exceed the finally determined Units Earned) may be distributed immediately prior to the end of a Performance Period, with the balance to be distributed at such time as the final determination of the number of Units Earned is made.

          (c) In case of the death of a Participant prior to the end of any Performance Period, whether before or after any event set forth in (d) below, the number of Units Granted to the Participant for such Performance Period shall be reduced pro rata based on the number of months remaining in the Performance Period after the month of death. The remaining Units Granted, adjusted in the discretion of the Committee to the percentage indicated by the levels of performance achieved prior to the date of death, if any, shall be distributed within a reasonable time after death. All other Units Granted to the Participant for such Performance Period shall be canceled.

          (d) Termination of employment or absence of a Participant prior to the end of any Performance Period under circumstances entitling the Participant to (i) a pension benefit under The Retirement Plan for Employees of Consumers Water Company and Associated Companies, (ii) a disability benefit under one of the Corporation's disability benefit plans, or (iii) a severance benefit under the Consumers Water Company Executive Severance Plan (the "Severance Plan") shall not affect Units Granted previously to such Participant under the Plan.

          (e) In case of any other termination of employment, or any leave of absence of a Participant, prior to the end of any Performance Period, unless concurrently reemployed with another Participating Company, all Units Granted to the Participant with respect to any such Performance Period shall be immediately forfeited and canceled; provided, however, that in the event of concurrent reemployment with a nonparticipating company in which the Corporation has or had a direct or indirect ownership interest, the Committee may determine that a continuation, proration or early distribution of units previously awarded, or a combination thereof, should be made.

          (f) In the case of withdrawal from the Plan of the Participating Company, the Committee, if it determines in its sole discretion that it is necessary or advisable under the circumstances, may authorize the proration or early distribution, or a combination thereof, of Units Granted previously awarded at any time under the Plan to Participants employed by such withdrawing Participating Company.

          (g) All Units Granted to a Participant and such Participant's Units Earned not previously distributed shall be forfeited and canceled if the Participant is discharged by a Participating Company for good cause, as defined in the Severance Plan, or the Committee determines that the Participant engaged in misconduct in connection with the Participant's employment with the Participating Company.

          (h) All Units Granted to a Participant and not previously distributed shall be forfeited and canceled in their entirety if the Participant, without the consent of the Participating Company obligated under Section 7 for the distribution of the Units Earned and while employed by such Participating Company or after termination of such employment and prior to distribution of all such Units, becomes associated with, employed by or renders services to, or owns an interest in, any business (other than as a shareholder with a nonsubstantial interest in such business) that is competitive with any Participating Company or with any business with which the Corporation has a substantial direct or indirect interest, as determined by the Committee. The provisions of this subsection (h) shall be effective with respect to each Participant to the extent not prohibited by applicable law.

          (i) Notwithstanding any other provision of the Plan, the Committee (1) may reduce or eliminate Units Granted to a Participant who has been demoted (except following a "change in control" as defined in the Severance Plan), and (2) where circumstances warrant, may permit continued participation, proration or early distribution, or a combination thereof, of Units Granted which would otherwise be canceled.

     SECTION 6. Dividend Equivalents. A cash payment in an amount equal to the dividend payable on one Share will be made to each Participant for each Unit which, on the record date for the dividend, had been granted to the Participant and not distributed or canceled.

     SECTION 7. Payments and Distributions By Participating Companies. All payments and distributions to a Participant under the Plan, including dividend equivalent payments under Section 6, shall be the obligation of the Participating Company employing the Participant during the applicable Performance Period. In case of transfers of Participants among Participating Companies, dividend equivalents shall be paid by the Participating Company which at the time of payment employs or last employed the Participant and the distribution of Units shall be paid by the Participating Company which at the end of the Performance Period employs or last employed the Participant; provided that the Committee, if it determines in its sole discretion that it is necessary or advisable under the circumstances, may provide for payment of dividend equivalents and distributable Units Earned by the respective Participating Companies based on relative periods of employment of the Participants by such companies. All amounts paid under the Plan shall be either in cash, in Shares or a combination of the two from the general assets of the Participating Companies. Units shall be reflected on the accounting records of the Company, as provided for under the Plan, but such records shall not be construed to create, or require the creation of, a trust, custodial or escrow account with respect to any Participant. No Participant shall have any right, title or interest whatsoever in or to any assets, investment reserves, accounts or funds that the Participating Companies may purchase, establish or accumulate to aid in providing the awards described in the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or fiduciary relationship of any kind between the Participating

Companies and a Participant or any other person. Participants shall not acquire any interest under the Plan greater than that of an unsecured creditor of the appropriate Participating Company.

     SECTION 8.  Adjustments.

          (a) In the event of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, distribution to shareholders, spin-off to shareholders, significant disposition of assets or other similar corporate change, the Committee shall be authorized to make such adjustments, if any, to prevent dilution or enlargement of rights that it deems appropriate in (1) the number or kind of Units Granted then held in the Participants' accounts, (2) the number or kind of Units which may thereafter be granted, (3) the performance levels established under
     Section 4 for any Performance Period not then completed and (4) the maximum number of Shares that may be issued under the Plan. Any and all such adjustments shall be conclusive and binding upon all parties concerned.

          (b) If an extraordinary change occurs during a Performance Period which significantly alters the basis upon which the performance levels were established under Section 4 for that Period, to avoid distortion in the operation of the Plan, the Committee may make adjustments whether before or after the end of the Performance Period to the extent it deems appropriate in its sole discretion, which shall be conclusive and binding upon all parties concerned, in such performance levels to reflect such change in order to preserve the incentive features of the Plan. Such changes may include, without limitation, adoption of or changes in accounting practices, tax, regulatory or other laws or regulations; economic changes not in the ordinary course of business cycles; or compliance with judicial decrees or other legal authorities.

          (c) Transfer by a Participant from one Participating Company to another Participating Company shall not affect Units Granted previously awarded under the Plan or the related Performance Periods and performance levels, except that for transfers to or from nonconsolidated companies not wholly owned by the Corporation (or to or from companies or entities whose performance categories are determined other than by the measures used for the Corporation and the other Participating Companies as a whole), the number of Units may be adjusted by the Committee, in accordance with any rules adopted by the Committee, to reflect the different performance levels and relative time spent with each Participating Company.

          (d) Notwithstanding any other provision of the Plan, the Committee shall have the discretion to determine that no dividend equivalent payments shall be made and no distributions of Units Earned shall be made if at the time payment or distribution would otherwise have been made:

             (i) There exists any default in payment of dividends on any outstanding common or preferred shares of the Corporation, or

             (ii) The estimated consolidated net income of the Corporation, excluding extraordinary charges, for the twelve-month period preceding the month the payment or distribution would otherwise have been made is less than the sum of (1) the amount of payments and awards eligible for distribution and (2) all dividends applicable to such period on an accrual basis, either paid, declared or accrued at the most recently paid rate, on all outstanding preferred and common shares of the Corporation.

     In the event net income available under clause (ii) above for payments and awards eligible for distribution under the Plan is sufficient to cover part but not all of such amounts, the following order shall be applied pro rata within each category:

             (i) dividend equivalent payments,

             (ii) Units Earned eligible for distribution under the Plan.

     SECTION 9.  Other Conditions.

          (a) No person shall have any claim to be granted an award under the Plan and there is no obligation for uniformity of treatment of eligible employees or Participants under the Plan. Awards under the Plan may not be assigned or alienated.

          (b) Neither the Plan nor any action taken hereunder shall be construed as giving to any employee the right to be retained in the employ of any Participating Company.

          (c) A Participating Company shall have the right to deduct from any distribution or payment in cash under the Plan, and the Participant or other person receiving Shares under the Plan shall be required to pay to the Participating Company, any federal, state or local taxes required by law to be withheld with respect to such distribution or payment, before any Shares are distributed. Participants will immediately notify the Company of any election the Participant makes under Section 83(b) of the Code (and under any successor section thereto having similar impact) with respect to any Units Granted under the Plan.

          (d) Any distribution of Shares may be delayed until the requirements of any applicable laws or regulations or any stock exchange requirements are satisfied. The Shares distributed under the Plan shall be subject to such restrictions and conditions on disposition as counsel for the Corporation shall determine to be desirable or necessary under applicable law.

     SECTION 10. Designation of Beneficiaries. A participant may designate a beneficiary or beneficiaries to receive all or part of the amounts to be distributed to the Participant under the Plan in case of death. A designation of beneficiary may be replaced by a new designation or may be revoked by the Participant at any time. A designation or revocation shall be on a form to be provided for the purpose and shall be signed by the Participant and delivered to the employing Participating Company prior to the Participant's death. In case of the Participant's death, the amounts to be distributed to the Participant under the Plan with respect to which designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with the Plan to the designated beneficiary or beneficiaries. The amount distributable to a Participant upon death and not subject to such a designation shall be distributed to the Participant's estate. If there shall be any question as to the legal right of any beneficiary to receive a distribution under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Participating Companies shall have no further liability to anyone with respect to such amount.

     SECTION 11.  Plan Administration.

          (a) The Committee shall have full power to administer and interpret the Plan and to establish rules for its administration. The Committee in making any determination under the Plan shall be entitled to rely on opinions, reports or statements of officers or employees of the Corporation and any other Participating Company and of counsel, public accountants and other professional or expert persons.

          (b) The selection of Participants who are directors or officers of the Corporation, the granting of awards to such persons, the determination of the form of the distribution of such awards and all other determinations or actions required or permitted to be made under the Plan shall be made by the Committee.

          (c) The Plan shall be governed by the laws of the State of Maine and applicable federal law.

     SECTION 12. Claims and Appeals. Any claim under the Plan by a Participant or anyone claiming through a Participant shall be presented to the Committee. Any person whose claim under the Plan has been denied may, within sixty (60) days after receipt of notice of denial, submit to the Board a written request for review of the decision denying the claim. The Board or the Committee shall determine conclusively for all parties all questions arising in the administration of the Plan.

     SECTION 13. Modification or Termination of Plan. The Board may modify, amend or terminate the Plan and any Participating Company may withdraw from the Plan, at any time, provided that (a) except as provided in Section 8, no modification shall adversely affect the rights of Participants without their written consent with respect to Units Granted previously awarded under the Plan and, upon termination or withdrawal, the Plan shall continue to apply with respect to Units Granted previously awarded and (b) without the approval of the holders of the Corporation's common shares, no amendment or modification shall
(i) materially increase the benefits accruing to Participants under the Plan,
(ii) except as permitted in Section 8(a), materially increase the number of Shares which may be issued under the Plan, or (iii) materially modify the requirements for eligibility for participation in the Plan. Any modification or termination of the Plan shall be effective at such date as the Board may determine.

     The Secretary of the Corporation (or any successor to that officer's responsibilities) shall be authorized to make minor or administrative changes to the Plan or changes required by or made desirable by government regulations. A modification may affect Participants in the Plan at the time as well as future Participants. Notwithstanding any other provision in the Plan, the Committee, if it determines in its sole discretion that it is necessary or advisable under the circumstances, may authorize the proration or early distribution, or a combination thereof, of Units Granted previously awarded at any time under the Plan to any Participant in the case of termination of the Plan.

     SECTION 14.  Definitions.

     The following words shall have the following meanings:

     "Board" or "Board of Directors" means the Board of Directors of Consumers Water Company.

     "Committee" means the Corporate Governance Committee of the Board of Directors of the Corporation, or such other committee as the Board may form for purposes of administration of this Plan, provided that at all times the Committee shall be comprised solely of three or more "outside directors" within the meaning of sec. 162(m)(4)(C) of the Internal Revenue Code and applicable regulations who shall also be "disinterested persons" as defined in Rule 16b-3 promulgated pursuant to the Securities and Exchange Act of 1934. In no event shall any member of the Committee be eligible to receive an award, or hold any units granted, under the Plan at any time while such member is serving on the Committee.

     "Participating Company" means an affiliate of the Corporation whose employees have been determined by the Board to be eligible to participate in the Plan and which has by its board of directors or other governing body determined to participate in the Plan. For purposes of the foregoing, "affiliate" means a subsidiary or other entity that controls, is controlled by, or is under common control with the Corporation. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

     SECTION 15. Eligibility Under Option Plans. Any eligible employee who is awarded Units under this Plan shall not be eligible to receive options under the Consumers Water Company 1993 Stock Option Plan or any other stock option plan in the year in which Units are awarded hereunder.

     SECTION 16. Effective Date of Plan. The Plan shall be effective as of January 1, 1997, provided however, that in the event that the Plan shall not be approved by the shareholders of the Corporation at the Annual Meeting of Shareholders scheduled for May 1, 1996 (or any adjournment thereof) then this Plan shall be terminated.

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                            CONSUMERS WATER COMPANY
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 1, 1996

    The undersigned, hereby revoking any proxy heretofore given, hereby appoints David R. Hastings, II, Jack S. Ketchum and John E. Palmer, Jr., and each of them severally, proxies of the undersigned, with full power of substitution, to vote as indicated below all common shares and shares of Cumulative Preferred Stock, Series A of Consumers Water Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of the Shareholders of the Company to be held at South Portland, Maine, on May 1, 1996, and any adjournments thereof.

    The Board of Directors recommends a vote FOR Proposals 1 and 2.

1. Election of Directors.
   NOMINEES: Claudio Elia, David R. Hastings, II, Peter L. Haynes, Jack S. Ketchum, John E. Menario, Jane E. Newman, John E. Palmer, Jr., Elaine D. Rosen, William B. Russell, John H. Schiavi

        / / FOR all nominees listed above        / / AGAINST all nominees listed
                                                     above

        / / For election of Directors, except vote withheld from the following nominee(s):

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2. Proposal to approve the Company's Senior Management Long Term Incentive Plan.

        / / FOR        / / AGAINST        / / ABSTAIN

                          (continued, and to be signed and dated, on other side)
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

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    DISCRETIONARY AUTHORITY IS HEREBY CONFERRED UPON THE PROXIES WITH RESPECT TO
SUCH OTHER MATTERS AS MAY LEGALLY COME BEFORE THE MEETING. IF NO INSTRUCTION IS SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION
OF DIRECTORS AND FOR PROPOSAL 2.

                        Please check here if you plan to attend the meeting  / /

                                                  Dated , 1996

                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                            Signature

                                                  PLEASE SIGN PROXY EXACTLY AS
                                                  NAME APPEARS. JOINT OWNERS
                                                  SHOULD EACH SIGN PERSONALLY.
                                                  TRUSTEES AND OTHER FIDUCIARIES
                                                  SHOULD SO INDICATE WHEN
                                                  SIGNING AND WHERE MORE THAN
                                                  ONE NAME APPEARS, A MAJORITY
                                                  MUST SIGN.

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